Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Brilliant Acquisition Corp. (“Brilliant”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and any and all amendments and supplements thereto, as a nominee to the board of directors of Brilliant following the consummation of the business combination, which will be renamed Nukkleus Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: July 24, 2023	Sincerely,

/s/ Craig Marshak
Craig Marshak